Exhibit 10.75

THE DUN & BRADSTREET CORPORATION
2009 STOCK INCENTIVE PLAN
PERFORMANCE RESTRICTED STOCK UNIT AWARD
(Leveraged RSUs)
(<award_date>)

This PERFORMANCE RESTRICTED STOCK UNIT AWARD (this “Award”) is being granted to <first_name> <last_name> (the “Participant”) as of <award_date> (the “Award Date”) by THE DUN & BRADSTREET CORPORATION (the “Company”) pursuant to THE DUN & BRADSTREET CORPORATION 2009 STOCK INCENTIVE PLAN (As Amended and Restated With Respect to Awards Granted Under the Plan on or after January 1, 2013) (the “Plan”). Capitalized terms not defined in this Award have the meanings ascribed to them in the Plan.
1.Grant of Performance Restricted Stock Units. The Company hereby awards to the Participant pursuant to the Plan the number of performance restricted stock units (“Performance RSUs”) as set forth in Exhibit A. A Performance RSU constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to the Participant, subject to the terms of this Award and the Plan, one share of the Company’s common stock, par value $.01 (“Share”) for each Performance RSU that vests in accordance with the terms and conditions of Section 2 below and Exhibit A. Until delivery of the Shares, the Participant has only the rights of a general unsecured creditor of the Company, and no rights as a shareholder of the Company.
2.Vesting. Subject to Sections 3, 4, and 9 below, the Performance RSUs shall vest in accordance with the performance-based and time-based vesting conditions, as applicable, set forth in Exhibit A. Notwithstanding provisions to the contrary and subject to the provisions of Section 8 below, the Company may cause such number of Performance RSUs to vest prior to the vesting dates and issuance of the Company’s common stock in satisfaction thereof to the extent necessary to satisfy any Tax-Related Items (as defined in Section 8 below) that may arise before the vesting dates.
3.Termination of Employment Before One Year Anniversary of Grant. If the Participant ceases to provide services as an employee of the Company and its Affiliates for any reason prior to the one-year anniversary of the Award Date, the Participant shall forfeit all rights to and interests in the Performance RSUs.

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4.Termination of Employment On or After One Year Anniversary of Grant.
(a) If the Participant ceases to provide services as an employee of the Company and its Affiliates on or after the one year anniversary of the Award Date as a result of Retirement, death or Disability, the Participant shall vest in the Performance RSUs to the extent provided in Exhibit A.
(b) If the Participant ceases to provide services as an employee of the Company and its Affiliates on or after the one year anniversary of the Award Date for any reason other than Retirement, death or Disability, the Participant shall forfeit all rights to and interests in the unvested Performance RSUs.
5.Voting. The Participant will not have any rights of a shareholder of the Company with respect to Performance RSUs until delivery of the underlying Shares.
6.Dividend Equivalents. The Participant will not be entitled to dividends or dividend equivalents with respect to the Performance RSUs.
7.Transfer Restrictions. The Performance RSUs are non-transferable and may not be assigned, pledged or hypothecated and shall not be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, the Performance RSUs that have not been settled shall immediately be forfeited.
8.Withholding Taxes.
(a)The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance RSU, including, but not limited to, the grant, vesting or settlement of the Performance RSU, the subsequent sale of Shares acquired pursuant to the settlement and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Performance RSU to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction between the Award Date and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Company and/or the Employer (or former

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employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy Tax-Related Items. In this regard, the Participant authorizes the Company or its agents, at its discretion, to satisfy the obligations with regard to all Tax-Related Items by withholding in Shares to be issued upon vesting and settlement of the Performance RSU. In the event that such withholding in Shares is problematic under applicable tax or securities law or has materially adverse accounting consequences, by the Participant’s acceptance of the Performance RSU, the Participant authorizes and directs the Company and any brokerage firm determined acceptable to the Company to sell on the Participant’s behalf a whole number of Shares from those Shares issuable to the Participant as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the obligation for Tax-Related Items. Anything in this Section 8 to the contrary notwithstanding, to avoid a prohibited acceleration under Code Section 409A, the number of Shares subject to Performance RSUs that will be permitted to be released and withheld (or sold on the Participant’s behalf) to satisfy any Tax-Related Items arising prior to the date the Shares are scheduled to be delivered pursuant to Section 10 for any portion of the Performance RSUs that is considered nonqualified deferred compensation subject to Code Section 409A shall not exceed the number of Shares that equals the liability for the Tax-Related Items.
(c)Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested Performance RSU, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items.
(d)Finally, the Participant agrees to pay to the Company or the Employer, including through withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale

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of Shares if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.
9.Change in Control. Notwithstanding anything to the contrary in Section 3 and 4, if there is a Change in Control of the Company prior to the payment of the Award, the terms set forth in Section 6(d)(iii) of the Plan (including Good Reason protection under Section 6(d)(iii)(ii) thereof) shall govern.
10.Delivery of Shares.
(a)The Shares shall be delivered within such times as set forth on Exhibit A.
(b)Anything in the provisions of this Award to the contrary notwithstanding, the delivery of the Shares subject to the Award or any other payment under this Award that constitutes an item of deferred compensation under Code Section 409A and becomes payable to the Participant by reason of his or her termination of employment shall not be made to such Participant unless his or her termination of employment constitutes a “separation from service” (within the meaning of Code Section 409A). In addition, if such Participant is at the time of such separation from service a “specified employee” (within the meaning of Code Section 409A), the delivery of the Shares (or other payment) described in the foregoing sentence shall be made to the Participant on the earlier of (i) the first day immediately following the expiration of the six-month period measured from such Participant’s separation from service, or (ii) the date of the Participant’s death, to the extent such delayed payment is otherwise required in order to avoid a prohibited distribution under U.S. Treasury Regulations issued under Code Section 409A.
(c)Until the Company determines otherwise, delivery of Shares on each applicable settlement date will be administered by the Company’s transfer agent or an independent third-party broker selected from time to time by the Company.
11.Change in Capital Structure. The terms of this Award, including the number of Performance RSUs, shall be adjusted in accordance with Section 13 of the Plan as the Committee determines is equitably required in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of Shares or other similar changes in capitalization.
12.Detrimental Conduct Agreement. The obligations of the Company under this Award are subject to the Participant’s timely execution, delivery and compliance with the Detrimental Conduct Agreement in the form provided by the Company to the Participant.

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13.Code Section 409A. This Award is intended to be exempt from or compliant with Code Section 409A and the U.S. Treasury Regulations relating thereto so as not to subject the Participant to the payment of additional taxes and interest under Code Section 409A. In furtherance of this intent, the provisions of this Award will be interpreted, operated, and administered in a manner consistent with these intentions. The Committee may modify the terms of this Award, the Plan or both, without the consent of the Participant, beneficiary or such other person, in the manner that the Committee may determine to be necessary or advisable in order to comply with Code Section 409A and to avoid the imposition of any penalty tax or other adverse tax consequences under Code Section 409A. This Section 13 does not create an obligation on the part of the Company to modify the terms of this Award or the Plan and does not guarantee that the Award or the delivery of Shares under the Award will not be subject to taxes, interest and penalties or any other adverse tax consequences under Code Section 409A. The Company will have no liability to the Participant or any other party if the Award, the delivery of Shares upon settlement of the Award or other payment hereunder that is intended to be exempt from, or compliant with, Code Section 409A, is not so exempt or compliant or for any action taken by the Committee with respect thereto.
14.Entire Agreement. The Plan is incorporated herein by reference and a copy of the Plan can be requested from the Corporate Secretary, The Dun & Bradstreet Corporation, 103 JFK Parkway, Short Hills, New Jersey 07078. The Plan and this Award constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior understandings and agreements with respect to such subject matter. To the extent any provision of this Award is inconsistent or in conflict with any term or provision of the Plan, the Plan shall govern. Any action taken or decision made by the Committee arising out of or in connection with the construction, administration, interpretation or effect of this Award shall be within its sole and absolute discretion and shall be final, conclusive and binding on the Participant and all persons claiming under or through the Participant.
15.No Rights to Continued Employment. Nothing contained in the Plan or this Award shall give the Participant any right to be retained in the employment of the Company or its Affiliates or affect the right of any such Employer to terminate the Participant. The adoption and maintenance of the Plan shall not constitute an inducement to, or condition of, the employment of any Participant. The Plan is a discretionary plan, and participation by the Participant is purely voluntary. The future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty. Participation in the Plan with respect

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to this Award shall not entitle the Participant to participate with respect to any other award in the future, or benefits in lieu of Performance RSUs, even if Performance RSUs have been granted in the past. Any payment or benefit paid to the Participant with respect to this Award shall not be considered to be part of the Participant’s “salary,” and thus, shall not be taken into account for purposes of calculating any Participant’s termination indemnity, severance pay, retirement or pension payment, or any other Participant benefits.
16.Successors and Assigns. This Award shall be binding upon and inure to the benefit of all successors and assigns of the Company and the Participant, including without limitation, the estate of the Participant and the executor, administrator or trustee of such estate or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.
17.Severability. The terms or conditions of this Award shall be deemed severable and the invalidity or unenforceability of any term or condition hereof shall not affect the validity or enforceability of the other terms and conditions set forth herein.
18.No Advice Regarding Award. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendation regarding the Participant’s participation in the Plan, or the acquisition or sale of underlying Shares. The Participant is advised to consult with his or her personal tax, legal, and financial advisors regarding the decision to participate in the Plan before taking any action related to the Plan.
19.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. The Participant hereby agrees that all on-line acknowledgements shall have the same force and effect as a written signature.
20.Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Performance RSU and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
21.Clawback/Recovery. If the Participant is now or is hereafter subject to any clawback policy that the Company has adopted or is required to adopt pursuant to listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer

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Protection Act or other Applicable Law, the Performance RSUs will be subject to recoupment in accordance with such clawback policy.
22.Waiver. The Participant acknowledges that a waiver by the Company or breach of any provision of this Award shall not operate or be construed as a waiver of any other provision of this Award, or of any subsequent breach by the Participant or any other Participant.
23.Governing Law.
(a)The laws of the State of New Jersey, U.S.A., including tort claims, (without giving effect to its conflicts of law principles) govern exclusively all matters arising out of or relating to this Award, including, without limitation, its validity, interpretation, construction, performance, and enforcement.
(b)Any party bringing a legal action or proceeding against any other party arising out of or relating to this Award shall bring the legal action or proceeding in the United States District Court for the District of New Jersey and any of the courts of the State of New Jersey, U.S.A.
(c)Each of the Company and the Participant waives, to the fullest extent permitted by law, (a) any objection which it may now or later have to the laying of venue of any legal action or proceeding arising out of or relating to this Award brought in any court of the State of New Jersey, U.S.A., or the United States District Court for the District of New Jersey, including, without limitation, a motion to dismiss on the grounds of forum non conveniens or lack of subject matter jurisdiction; and (b) any claim that any action or proceeding brought in any such court has been brought in an inconvenient forum.
(d)Each of the Company and the Participant submits to the exclusive jurisdiction (both personal and subject matter) of (a) the United States District Court for the District of New Jersey and its appellate courts, and (b) any court of the State of New Jersey, U.S.A., and its appellate courts, for the purposes of all legal actions and proceedings arising out of or relating to this Award.

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IN WITNESS WHEREOF, this Performance Restricted Stock Unit Award has been duly executed as of the date first written above.
THE DUN & BRADSTREET CORPORATION

By:______________________________

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EXHIBIT A
PERFORMANCE RESTRICTED STOCK UNIT AWARD
(Leveraged RSUs)

1.Target Number. The target number of Performance RSUs subject to this Award is <shares_awarded> (the “Target Number”). The Target Number will be divided into three (3) equal tranches, with any fractional Performance RSUs resulting from such division to be added to the final tranche so that the sum of the three tranches equals the Target Number (each, an “Award Tranche”).
2.Performance Periods and Vesting Dates.

Award Tranche	Installment Performance Period	Time-Based Vesting Date
First	January 1, 20XX - December 31, 20XX (1-year period commencing on January 1st that precedes the Award Date)	First anniversary of Award Date
Second	January 1, 20XX - December 31, 20XX (2-year period commencing on the January 1st that precedes the Award Date)	Second anniversary of Award Date
Third	January 1, 20XX - December 31, 20XX (3-year period commencing on the January 1st that precedes the Award Date)	Third anniversary of Award Date

3.Vesting. Except as otherwise provided in Section 4 hereof, the Performance RSUs subject to each Award Tranche shall vest on the Time-Based Vesting Date (as set forth in Section 2) corresponding to the applicable Award Tranche based (i) on the value that the Shares has appreciated over the corresponding Installment Performance Period and (ii) the Participant’s continuous service as an employee of the Company or any of its Affiliates through the corresponding Time-Based Vesting Date. The Share value appreciation/depreciation shall be calculated based on the difference between (A) the average of the mean of the high and low trading price of the Shares for each trading day as reported on the New York Stock Exchange for the 30 consecutive trading days commencing on the first trading day of the applicable Installment Performance Period, and (B) the average of the mean of the high and low trading price of the Shares for each trading day as reported on the New York Stock Exchange for the 30 consecutive trading days commencing on the date

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following the last day of the applicable Installment Performance Period. Any Performance RSUs subject to an Award Tranche that have not vested as of the corresponding Time-Based Vesting Date shall be forfeited.
As soon as practicable following the end of each Installment Performance Period, the Committee shall assess and, to the extent the Award is intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, shall certify, the attainment level of Share value appreciation, and based on such attainment level, shall assign a percentage of attainment of between 0% and 200% (with attainment between the various levels of attainment subject to interpolation) in accordance with the schedule set forth below:

% of Stock Appreciation/Depreciation	% of Target
100%	200%
50%	150%
0%	100%
-25%	75%
-50%	50%
Below - 50%	0%
Interpolation in between

The performance goals shall be subject to the adjustments approved by the Committee and set forth in writing at the time the Performance Goals are approved, which adjustments shall be made in accordance with the requirements of Code Section 162(m) to the extent the Award is intended to constitute qualified performance-based compensation, provided that the Committee may exercise its discretion to adjust the performance goals in a manner that would result in a decrease to the number of the Performance RSUs that would otherwise vest based on the attainment of the performance goals.
4.Termination of Employment.
(a)If the Participant ceases to provide services as an employee of the Company and its Affiliates on or after the one-year anniversary of the Award Date due to death or Disability, any unvested Performance RSUs shall become vested with respect to: (i) in the event of a termination that occurs on or after an immediately preceding Time-Based Vesting Date, the Target Number relating to any subsequent Award Tranches, and (ii) in the event of a termination that occurs following the end of an Installment Performance Period applicable to an Award Tranche but prior to the corresponding Time-Based Vesting Date, (A) the actual number of Performance RSUs subject to the Award Tranche that vest based on the performance attainment level for such Award Tranche and (B) the Target Number corresponding to any subsequent Award Tranches.
(b)If the Participant ceases to provide services as an employee of the Company and its Affiliates on or after the one-year anniversary of the Award Date due to Retirement, any unvested

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Performance RSUs shall become vested with respect to: (i) in the event of a termination that occurs on or after an immediately preceding Time-Based Vesting Date, a pro rata portion of the actual number of Performance RSUs that vest based on the performance attainment level for any Award Tranche that would have been eligible to vest in each subsequent Time-Based Vesting Date if the employment of the Participant had continued through such date.; and (ii) in the event of a termination that occurs following the end of an Installment Performance Period applicable to an Award Tranche but prior to the corresponding Time-Based Vesting Date, (A) the actual number of Performance RSUs that vest based on the performance attainment level for such Award Tranche and (B) a pro rata portion of the actual number of Performance RSUs that vest based on the performance attainment level for any subsequent Award Tranches. The pro rata portion of the Performance RSUs payable under this Section 4(b) shall be calculated by multiplying the number of Performance RSUs that vest based on the performance attainment level, by a fraction, the numerator of which is the number of whole months the Participant was actively providing services to the Company or any Affiliate during the applicable Installment Performance Period and the denominator of which is the number of months in the corresponding Installment Performance Period.
5.Delivery of Shares. Subject to Section 10 of the Award, the Shares corresponding to vested Performance RSUs shall be delivered: (i) within 60 days of the applicable Time-Based Vesting Date (including cases where the Participant terminates employment due to Retirement) or, (ii) if earlier, (1) within 60 days of the Participant’s termination of employment due to death or Disability, or (2) as contemplated under Section 9 of the Award in connection with a Change in Control; provided, however, that if the Award constitutes an item of deferred compensation under Code Section 409A and the vesting event is a Change in Control that is not a “change in control event” within the meaning of Code Section 409A, the Shares shall be delivered on the earliest vesting event contemplated under this Section 5(i) or (ii)(1).

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